Exhibit 4.1

Execution Version

WEX INC.,
as the Company,

the Subsidiary Guarantors from time to time parties hereto

and

CITIBANK, N.A.,
as the Trustee

INDENTURE

DATED AS OF MARCH 6, 2025

6.500% Senior Notes due 2033

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ARTICLE VII

THE TRUSTEE

Section 701.	Certain Duties and Responsibilities	60
Section 702.	Notice of Defaults	60
Section 703.	Certain Rights of Trustee	61
Section 704.	Not Responsible for Recitals or Issuance of Notes	62
Section 705.	May Hold Notes	62
Section 706.	Money Held in Trust	62
Section 707.	Compensation and Reimbursement	62
Section 708.	[Reserved]	63
Section 709.	Corporate Trustee Required; Eligibility	63
Section 710.	Resignation and Removal; Appointment of Successor	63
Section 711.	Acceptance of Appointment by Successor	64
Section 712.	Merger, Conversion, Consolidation or Succession to Business	64
Section 713.	[Reserved]	64
Section 714.	Appointment of Authenticating Agent	65

ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

Section 801.	The Company to Furnish Trustee Names and Addresses of Holders	65
Section 802.	Preservation of Information; Communications to Holders	65
Section 803.	[Reserved].	65

ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901.	Without Consent of Holders	65
Section 902.	With Consent of Holders	66
Section 903.	Execution of Amendments, Supplements or Waivers	67
Section 904.	Revocation and Effect of Consents	67
Section 905.	[Reserved]	67
Section 906.	Notation on or Exchange of Notes	67

ARTICLE X

REDEMPTION OF NOTES

Section 1001.	Applicability of Article	67
Section 1002.	[Reserved]	68
Section 1003.	Election to Redeem; Notice to Trustee	68
Section 1004.	Selection by Trustee of Notes to Be Redeemed	68
Section 1005.	Notice of Redemption	68
Section 1006.	Deposit of Redemption Price	69
Section 1007.	Notes Payable on Redemption Date	69
Section 1008.	Notes Redeemed in Part	69
Section 1009.	Optional Redemption	69

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ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101.	Satisfaction and Discharge of Indenture	71
Section 1102.	[Reserved]	72
Section 1103.	Application of Trust Money	72

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201.	The Company’s Option to Effect Defeasance or Covenant Defeasance	72
Section 1202.	Defeasance and Discharge	72
Section 1203.	Covenant Defeasance	73
Section 1204.	Conditions to Defeasance or Covenant Defeasance	73
Section 1205.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	74
Section 1206.	Reinstatement	74
Section 1207.	Repayments to the Company	74

ARTICLE XIII

SUBSIDIARY GUARANTEES

Section 1301.	Guarantees Generally	75
Section 1302.	Continuing Guarantees	76
Section 1303.	Release of Subsidiary Guarantees	76
Section 1304.	[Reserved]	77
Section 1305.	Waiver of Subrogation	77
Section 1306.	Notation Not Required	77
Section 1307.	Successors and Assigns of Subsidiary Guarantors	77
Section 1308.	Execution and Delivery of Subsidiary Guarantees	77
Section 1309.	Notices	77

Exhibit A	Form of Note
Exhibit B	[Reserved]
Exhibit C	Form of Certificate of Beneficial Ownership
Exhibit D	Form of Regulation S Certificate
Exhibit E	Form of Supplemental Indenture in Respect of Subsidiary Guarantees
Exhibit F	Form of Certificate from Acquiring Institutional Accredited Investors

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INDENTURE, dated as of March 6, 2025 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among WEX Inc., a corporation organized under the laws of the State of Delaware, as issuer, the Subsidiary Guarantors from time to time parties hereto, and Citibank, N.A., as Trustee.

W I T N E S S E T H

WHEREAS, the Company (as defined herein) has duly authorized the creation of an issue of $550,000,000 aggregate principal amount of the Company’s 6.500% Senior Notes due 2033 (the “Initial Notes”); and

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture:

NOW, THEREFORE, the Company, each Subsidiary Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 101.         Definitions.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 303.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date, of (1) the redemption price of such Note on March 15, 2028 (such redemption price being that described in the first paragraph of Section 1009), plus (2) all required remaining scheduled interest payments due on such Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation or verification of such calculation shall not be a duty or obligation of the Trustee.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if the Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligation,” and (b) in all other instances, the lesser of:

(1)          the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2)          the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 714 to act on behalf of the Trustee to authenticate Notes.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Company or any Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including for the avoidance of doubt, bank guarantees.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Regulated Subsidiary” means (i) any Regulated Bank or (ii) any Subsidiary of a Regulated Bank all of the common stock of which is owned directly or indirectly by such Regulated Bank.

“Bank Term Funding Program” means the bank term funding program created on March 12, 2023 by the Federal Reserve, as may be amended or replaced from time to time, or any successor program.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options (including any Permitted Bond Hedge Transaction) for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.  The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Card Scheme” means any credit, debit, charge card or other similar scheme.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under any Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper and variable and fixed rate notes of any Person which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, (h) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s, or (i) demand deposit accounts maintained in the ordinary course of business.

“Change of Control” means:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the Issue Date), other than a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Issue Date), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner”, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50.0% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent); or

(ii)          the Company sells or transfers, in one or a series of related transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than the Company or its Subsidiaries) and any “person” (as defined in clause (i) above), other than any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as such transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50.0% of the total voting power of the Voting Stock of such transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50.0% of the total voting power of the Voting Stock of such parent Person (other than a parent Person that is a Subsidiary of another parent Person).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means WEX Inc., a Delaware corporation, and any successor in interest thereto.

“Company Request” and “Company Order” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication:  (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than expenses related to a Permitted Securitization Transaction), any financing fees related to a Permitted Securitization Transaction, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges, expenses or non-cash losses, (vi) any expenses or charges related to any Equity Offering, Investment, Indebtedness or the Share Repurchase (whether or not consummated or incurred), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments, (ix) [reserved], (x) interest and investment income, (xi) the amount of loss on any Permitted Securitization Transaction, (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock), (xiii) the amount that the Company in good faith reasonably believes would have been realized or achieved as a contribution to Consolidated EBITDA as a result of contractual rebate terms in effect following any Material Acquisition as if such rebate terms had been in effect at all times during the relevant period, (xiv) revenues (net of associated expenses), on a “run rate” basis, projected to be realizable in future periods of comparable length, attributable to new customers and new contracts projected by the Company in good faith to be attributed to such customers and contracts in connection with any Material Acquisition during the applicable period (without duplication of any actual revenues relating to such customers and contracts) plus (xv) (x) any charge, fee, expense, cost, accrual or reserve of any kind incurred during such period and attributable to, or (y) the amount of any “run rate” cost savings, expense reductions, other operating changes, improvements, optimizations, actions and initiatives, synergies (excluding, for the avoidance of doubt for purposes of this clause (y), revenue synergies, projected increases in revenues or other revenue enhancements) projected by the Company to result from action either taken or expected to be taken on or prior to the date that is 24 months after the Issue Date or 24 months after any Investment, acquisition (including the commencement of activities constituting a business) or disposition (including the termination or discontinuance of activities constituting a business) or the consummation of any operational change, expanded operations, improvement, optimization, actions or initiative (including to the extent applicable, in connection with retention, severance, consolidation, or any tax or other restructuring), respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Secured Leverage Ratio”).

In addition to, and without limitation of, the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on each date of determination on a pro forma basis, including to give effect to any Consolidated EBITDA attributable to any Material Acquisition or Material Disposition during the applicable period, as if such Material Acquisition or Material Disposition occurred on the first day of the applicable period. As used in this definition, “Material Acquisition” means any acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Company and its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Subsidiaries, net of any interest income of the Company and its Subsidiaries, including without limitation, any such interest expense consisting of (A) interest expense attributable to Capitalized Lease Obligations and Synthetic Lease Obligations, (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Subsidiary, but only to the extent that such interest is actually paid by the Company or any Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation, and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Subsidiary, minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, finance expenses with respect to a Permitted Securitization Transaction, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)          any net income (loss) of any Person if such Person is not the Company or a Subsidiary, except that the Company’s or any Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined by the Company in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (ii) below),

(ii)         [reserved],

(iii)         (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Company in good faith) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Company or any Subsidiary,

(iv)         any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Financing Transactions or any acquisition, merger, consolidation or disposition, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(v)          the cumulative effect of a change in accounting principles,

(vi)         all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)       any unrealized gains or losses in respect of Hedge Agreements,

(viii)      any unrealized foreign currency transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)         any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(x)          to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary,

(xi)         any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)       any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)      expenses related to non-cash compensation related expenses,

(xiv)       any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date), and

(xv)        to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xv) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under shareholder’s equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Secured Indebtedness” means, as of any date of determination, (i) an amount equal to the sum of, without duplication, Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) and any Ratio Tested Committed Amount as of such date that, in each case, is then secured by Liens on property or assets of the Company and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus cash, Cash Equivalents and Temporary Cash Investments held by the Company and its Subsidiaries (other than the Bank Regulated Subsidiaries) as of the end of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available.  For purposes of this definition, Consolidated Secured Indebtedness shall not include Operating Indebtedness.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1)          if, since the beginning of such period, the Company or any Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)          if, since the beginning of such period, the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)          if, since the beginning of such period, any Person became a Subsidiary or was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Company.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Company and its Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money, (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock, determined on a Consolidated basis in accordance with GAAP (excluding (x) items eliminated in Consolidation and (y) Hedging Obligations), minus (ii) the sum of cash, Cash Equivalents and Temporary Cash Investments held by the Company and its Subsidiaries (other than the Bank Regulated Subsidiaries) as of such date minus (iii) the amount (not to exceed $400,000,000 in the aggregate) of indebtedness constituting Indebtedness under Permitted Securitization Transactions.  For purposes of this definition, Consolidated Total Indebtedness shall not include Operating Indebtedness.

“Consolidation” means the consolidation of the accounts of each of the Subsidiaries with those of the Company in accordance with GAAP.  The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convertible Indebtedness” means Indebtedness of the Company or a Subsidiary which is guaranteed by the Company or a Subsidiary or Indebtedness of the Company or a Subsidiary permitted to be incurred hereunder that is either (1) convertible or exchangeable into Common Stock of the Company (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Common Stock) or (2) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Common Stock of the Company or cash (in an amount determined by reference to the price of such Common Stock).

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business related to this Indenture shall be administered, which office on the Issue Date is located at 388 Greenwich Street, New York, NY 10013.

“Credit Facilities” means one or more of (i) the Senior Credit Facilities, and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders, institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and successors.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Company or any one or more of the Subsidiary Guarantors (the “Performance References”).

“Designated Regulatory Cash” means cash deposited from time to time into one or more segregated bank accounts of the Company and its Subsidiaries that is required to be retained in order to comply with applicable banking or finance law and regulations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control”, or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control”, or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“Electronic Money” means electronically, including magnetically, stored monetary value as represented by a claim on the issuer which is issued on receipt of funds for the purpose of making payment transactions, and which is accepted by a natural or legal person other than the electronic money issuer.

“Electronic Money Institution” means a legal person authorized under the relevant laws or regulations of its home jurisdiction to issue Electronic Money.

“End Users” means any person holding or otherwise beneficially entitled to the proceeds of any payment service facility or account provided or otherwise made available by the Company or any of its Subsidiaries (including, without limitation, any customer which has accepted the terms and conditions, from time to time, in respect of such facility or account).

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock or sales to Subsidiaries of the Company) or (y) that is a sale of Capital Stock of a direct or indirect parent of the Company the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the common equity capital of the Company or any of its Subsidiaries (other than proceeds from a sale to Subsidiaries of Capital Stock of the Company).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Domestic Guaranty Subsidiary” means (a) any Bank Regulated Subsidiary and any of their respective Subsidiaries, (b) any Immaterial Subsidiary, (c) each Permitted Securitization Entity and (d) any Domestic Subsidiary to the extent that the execution and delivery of the Subsidiary Guaranty would not be legally permissible or would require any governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), or would otherwise result in an undue burden, as determined in good faith by the Company; provided that no Subsidiary may be an Excluded Domestic Guaranty Subsidiary if such Subsidiary Guarantees or is otherwise obligated to pay any Indebtedness of the Company or such Subsidiary Guarantor under any of the Senior Credit Facilities (or any refinancing or replacements thereof in the form of long-term senior secured Indebtedness).

“Factorable Receivables” means accounts receivable of the Company and its Subsidiaries that (a) are produced in the ordinary course of business and (b) are not contingent upon any further performance by the Company or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Company or the Board of Directors, whose determination shall be conclusive.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States, together with its constituent banks and agencies.

“FHLB Financing” has the meaning set forth in the definition of “Operating Indebtedness”.

“Financing Transactions” means, collectively, any or all of the following: (i) the entry into this Indenture, and the offer and issuance of the Notes and the application of the proceeds thereof, and (ii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Fixed GAAP Date” means December 31, 2018; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Total Indebtedness,” “Consolidation,” and “Receivable,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Foreign Subsidiary” means any Subsidiary of the Company (a) that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary (including, for the avoidance of doubt, any Subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America), or (b) that has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes under this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence.  If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect under this Indenture by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes under this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition.  All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee of the Notes pursuant to a written agreement.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means, the Person in whose name a Note is registered in the Note Register.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary designated as an “Immaterial Subsidiary” by the Company; provided (i) that all Immaterial Subsidiaries may not, as of the end of each fiscal quarter of the Company, together with their respective subsidiaries, account for more than 10% of the Consolidated Total Assets, 10% of the Consolidated Net Worth or 10% of the consolidated revenues of the Company for the period of four consecutive fiscal quarters immediately preceding such date and (ii) that any Subsidiary that, together with its respective Subsidiaries, accounts for more than 5% of the Consolidated Total Assets, Consolidated Net Worth or consolidated revenues of the Company for such period shall not be deemed to be an Immaterial Subsidiary.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)          the principal of indebtedness of such Person for borrowed money;

(ii)          the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)        all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv)         all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)          all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person;

(vi)         the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the Fair Market Value of such Capital Stock, such Fair Market Value shall be as determined in good faith by senior management of the Company, the Board of Directors of the Company or the Board of Directors of the issuer of such Capital Stock);

(vii)       all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii)       all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)         to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include (i) Contingent Obligations Incurred in the ordinary course of business; (ii) to the extent of any funds that are irrevocably deposited with the Trustee or agent or otherwise for the benefit of the holders thereof, (iii) to the extent of an irrevocable and unconditional notice of redemption, offer to purchase or notice of prepayment under the instrument governing such indebtedness has been delivered, in each case, in connection with the redemption, tender, defeasance or other early payment of such indebtedness, either in whole or in part or (iv) relating to the Ongoing PO Holding Obligations in an amount not to exceed the greater of (x) $330.0 million and (y) 30% of Consolidated EBITDA for most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Initial Notes” has the meaning assigned to such term in the recitals of this Indenture.

“interest”, with respect to the Notes, means interest on the Notes.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person.  Guarantees shall not be deemed to be Investments.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Issue Date” means March 6, 2025.

“Junior Capital” means, collectively, any Indebtedness of the Company that (i) is not secured by any asset of the Company or any Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Notes on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies (as determined in good faith by the Company, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the maturity of the Notes (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (x) obligations that are subject to the prior payment in full in cash of the Notes or (y) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the maturity of the Notes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Company and its Subsidiaries of any assets, business or Person or any other Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“Note Documents” means, the Notes (including any Additional Notes), the Subsidiary Guarantees and this Indenture.

“Notes” means, the Initial Notes and any Additional Notes that are actually issued.  The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Non-U.S. Person” means, a Person who is not a U.S. person, as defined in Regulation S.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“OCC” means the United States Office of the Comptroller of the Currency.

“Offering Memorandum” means the final offering memorandum of the Company, dated February 27, 2025, relating to the Initial Notes.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Ongoing PO Holding Obligations” means ongoing obligations under that certain Share Purchase Agreement, dated as of March 7, 2022, by and between SBI and the Company, which obligations are now in effect, following the termination of the Put Right.

“Operating Indebtedness” means, as of any date of determination, (i) all unsecured Indebtedness incurred in the ordinary course of the banking operations of any Bank Regulated Subsidiary which is includable as a liability on the consolidated balance sheet of such Bank Regulated Subsidiary and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, (ii) all Indebtedness of any Bank Regulated Subsidiary incurred pursuant to Federal Reserve’s Bank Term Funding Program or any similar programs of the Federal Reserve or State or local banks whether in existence prior to or after the Issue Date and (iii) all Indebtedness of any Bank Regulated Subsidiary provided by a Federal Home Loan Bank (or its applicable agent or member) or other similar federal program (an “FHLB Financing”).

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or the Trustee.

“Outstanding” or “outstanding”, when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)          Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)         Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii)        Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note (and such Note shall be deemed to be outstanding for purposes of this Indenture); provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date; provided that immediately after the Company first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held directly or indirectly by one or more Persons that held more than 50.0% of the Voting Stock of the Company or a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be a Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 1103 or Section 1205.  The Trustee will initially act as Paying Agent for the Notes.

“Permitted Bond Hedge Transaction” means any call option, warrant or contractual right to acquire shares of the Company’s Common Stock purchased by the Company or a Subsidiary in connection with the issuance of Convertible Indebtedness by the Company or a Subsidiary (that is guaranteed by the Company or a Subsidiary), the Company or a Subsidiary to hedge the Company’s or such Subsidiary’s obligations to deliver shares of the Company’s Common Stock under such Indebtedness, in each case on terms that are customary for “capped call” or “call spread” transactions entered in connection with the issuance of Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company or a Subsidiary or received by the Company or a Subsidiary from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company or a Subsidiary from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Factoring Transaction” means any sale or other transfer by the Company or any of its Subsidiaries of Factorable Receivables, which sale or transfer does not involve the creation of any recourse obligation in respect thereof on the part of the Company or any of its Subsidiaries (other than with respect to matters of title to, and the character of (other than the collectability) of, the Factorable Receivables so sold or transferred), other than recourse obligations in an outstanding amount not exceeding $25,000,000 at any time.

“Permitted Liens” means:

(a)          Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)          Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)          pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)          pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases (including bank guarantees thereof), licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)          Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness secured under clause (k)(1) of this definition) so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements would secure) the original Indebtedness;

(g)          (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations, Capitalized Lease Obligations or Synthetic Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto;

(i)          Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)          leases, subleases, licenses or sublicenses to or from third parties;

(k)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of:

(1)          Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than pursuant to any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, (I) in a principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $4,304.6 million, plus (B) the greater of (x) $825.0 million and (y) 75.0% of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, and (II) in an unlimited amount, if on the date of the Incurrence of such Indebtedness (other than any such Refinancing Indebtedness), after giving effect to such Incurrence (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this covenant) the Consolidated Secured Leverage Ratio would be equal to or less than 4.00:1.00; and (in the case of this subclause (II)) any Refinancing Indebtedness with respect to any such Indebtedness (or Ratio Tested Committed Amount);

(2)          [reserved];

(3)          Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Subsidiaries;

(4)          Indebtedness of the Company or any Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(5)          Indebtedness of the Company or any Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including in respect of liabilities or obligations of franchisees, (C) Hedging Obligations, (D) indebtedness incurred to any director, officer or employee of the Company or any of its Subsidiaries to finance the repurchase or other acquisition of Capital Stock of the Company or any Subsidiary to repurchase from any director, officer or employee of the Company or any of its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $30.0 million, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (H) Junior Capital or (I) Bank Products Obligations;

(6)          Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (x) $295.0 million and (y) 25.0% of Consolidated EBITDA;

(7)          Indebtedness of any Subsidiary that is not a Subsidiary Guarantor;

(8)          Indebtedness or other obligations of any Permitted Securitization Entity; or

(9)          obligations in respect of loans or advances made to directors, officers, employees or consultants of the Company or any Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $50.0 million in the aggregate outstanding at any time;

in each case under the foregoing clauses (1) through (9) including Liens securing any Guarantee of any thereof;

(l)          Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)         Liens on Capital Stock, Indebtedness or other securities of any joint venture that is not a Subsidiary of the Company that secure Indebtedness or other obligations of such joint venture, respectively;

(n)          any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture, shareholders’ or similar agreement;

(o)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than Indebtedness secured under clause (k)(1) through (k)(6) and clause (l) of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)          Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements on assets that are the subject of such repurchase agreements, or (12) in favor of any Permitted Securitization Entity in connection with any Permitted Securitization Transaction;

(q)          other Liens securing Indebtedness or other obligations that in the aggregate at any time outstanding do not exceed an amount equal to the greater of (x) $295.0 million and (y) 25.0% of Consolidated EBITDA at the time of Incurrence of such Indebtedness or other obligations;

(r)          [reserved];

(s)          Liens (i) arising from pledges of collateral to any Federal Home Loan Bank to secure obligations under Funding Agreements with Federal Home Loan Banks or (ii) in favor of the Federal Home Loan Banks to secure loans made by the Federal Home Loan Banks to any Bank Regulated Subsidiary in the ordinary course of business;

(t)          Liens securing Indebtedness (i) of the Company or any of its Subsidiaries incurred to finance an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Company or any of its Subsidiaries or merged into or consolidated with the Company or a Subsidiary in accordance with the terms of this Indenture, provided, however, that; in the case of this clause (t); after giving effect to such acquisition, merger or consolidation and the incurrence of such Indebtedness, either: (1) the Company’s Consolidated Secured Leverage Ratio would not exceed 4.00 to 1.00; or (2) the Consolidated Secured Leverage Ratio would be equal to or less than immediately prior to such acquisition, merger or consolidation;

 (u)         Liens securing Indebtedness (i) of the Company or any of its Subsidiaries incurred to finance an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Company or any of its Subsidiaries or merged into or consolidated with the Company or a Subsidiary in accordance with the terms of this Indenture; in the case of this clause (u), in a principal amount at any time outstanding not to exceed the greater of (x) $295.0 million and (y) 25.0% of Consolidated EBITDA as of the end of the four consecutive fiscal quarters of the Company most recently then ended;

(v)          Liens attaching to any deposit accounts in which cash collateral in an aggregate amount not to exceed the greater of (x) $120.0 million and (y) 10% of Consolidated EBITDA as of the end of the four consecutive fiscal quarters of the Company most recently then ended at any time outstanding has been provided in connection with (i) hedging agreements entered into in the ordinary course of business and not for speculative purposes or (ii) credit card reimbursement obligations;

(w)         (i) Liens existing or deemed to exist in connection with any Permitted Securitization Transaction, but only to the extent that any such Lien relates to the applicable Securitization Assets sold, contributed, financed or otherwise conveyed or pledged pursuant to such transactions; and (ii) Liens existing or deemed to exist in connection with a Permitted Factoring Transaction, but only to the extent that any such Lien relates to the applicable Factorable Receivables sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(x)          Liens on any accounts receivable of the Company or any Subsidiary in favor of a Bank Regulated Subsidiary securing obligations between such Bank Regulated Subsidiary and the Company or any Subsidiary not exceeding at any time outstanding, not to exceed the greater of (x) $120.0 million and (y) 10% of Consolidated EBITDA as of the end of the four consecutive fiscal quarters of the Company most recently then ended;

(y)          Liens on Designated Regulatory Cash arising as a matter of Law or required by Law;

(z)          Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(aa)        Liens securing obligations under any FHLB Financing;

(bb)        Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Company or any Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

(cc)        Liens on (i) Segregated Accounts or (ii) accounts held by Subsidiaries that are Electronic Money Institutions or provide payment and ancillary services which enable customers to make and/or receive payments, in each case, in the ordinary course of business and arising as a result of any requirement of any applicable law, licensing condition or regulation (including, without limitation, any applicable law governing the provision of payment services and ancillary services which enable customers to make and/or receive payments) as amended and/or replaced from time to time, or the views, guidance or interpretation of any such laws, licensing condition or regulation of any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any of the Company or its Subsidiaries.

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition; provided that the Liens securing any Indebtedness outstanding under the Senior Credit Facilities as of the Issue Date shall be deemed incurred under clause (k)(1)(I)(A) of this definition and may not be reclassified at any time, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Consolidated EBITDA at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Restructuring Transactions” means collectively, any mergers, consolidations, internal reorganizations, transfers, dividends, distributions, intercompany dispositions or investments and, in each case, related Indebtedness, in connection with internal restructuring and/or tax planning activities (collectively, for purpose of this definition, a “reorganization”); provided, that, after giving effect to any such reorganization, in the good faith determination of the Company, the Guarantees of the notes offered hereby, taken as a whole, are not materially impaired.

“Permitted Securitization Entity” means any entity that, (i) except to the extent that Securitization Transactions in the relevant jurisdiction may be effected by a sale or transfer of the applicable Securitization Assets to a Person other than a wholly-owned Subsidiary of the Company, is directly or indirectly wholly-owned by the Company, (ii) is formed and operated solely for purposes of a Permitted Securitization Transaction, (iii) is “bankruptcy remote” (or, if applicable, “insolvency remote”), (iv) has organizational documents which limit the permitted activities of such Permitted Securitization Entity to the acquisition of Securitization Assets from the Company or one or more of its Subsidiaries, the securitization of such Securitization Assets and activities necessary or incidental to the foregoing, and (v) meets the customary requirements for special purpose entities engaged in the securitization of assets operating in the applicable jurisdiction (if any); provided that if no requirements for special purpose entities exist in such jurisdiction, as determined by the Company in good faith.

“Permitted Securitization Transaction” means the sale, contribution or other transfer by the Company or one or more of its Subsidiaries of Securitization Assets to one or more Permitted Securitization Entities for the purpose of further transferring or pledging such Securitization Assets (and all of the activities and transactions customarily effected in connection with the foregoing); provided that, in each case, (i) such transaction results in a legal “true sale” of receivable under the laws of the applicable jurisdiction and (ii) such transaction is non-recourse to the Company and its Subsidiaries (other than the applicable Permitted Securitization Entity) under the laws of the applicable jurisdiction, except for Standard Securitization Undertakings.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase shares of the Company’s Common Stock sold by the Company substantially concurrently with any purchase by the Company or a Subsidiary of a related Permitted Bond Hedge Transaction, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of Convertible Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“PO Holding” means PO Holding LLC, a Delaware limited liability company.

“PO Holding Agreement” means that certain Amended and Restated Limited Liability Operating Agreement of PO Holding, dated as of March 5, 2019, as the same may be amended, amended restated, supplemented or otherwise modified from time to time.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.  For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase” means an Investment by the Company or any Subsidiary in any Person (by merger, consolidation or otherwise) that thereby becomes a Subsidiary, or other acquisition of any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made under this Indenture.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Put Right” means the rights of SBI (or any permitted successor or assignee of SBI pursuant to the PO Holding Agreement) to require that the Company and PO Holding, on a joint and several basis, repurchase the equity interests owned by SBI (or such permitted successor or assignee) in PO Holding pursuant to the terms and subject to the conditions set forth in the PO Holding Agreement.

 “QIB” means a “qualified institutional buyer”, as that term is defined in Rule 144A.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by any Rating Agency (including gradations within rating categories, as well as between categories), within 60 days after the earliest of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 60-day period shall be period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless the Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Notes have an Investment Grade Rating from both Rating Agencies.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Redemption Date”, when used with respect to any Note to be redeemed or purchased, means the date fixed for such redemption or purchase by or pursuant to this Indenture and the Notes.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, exchange.  supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the date of this Indenture or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Subsidiary that refinances Indebtedness of the Company or of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, of the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (3) Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor.

“Regular Record Date” for the interest payable on any applicable Interest Payment Date means March 1 or September 1, as applicable and whether or not a Business Day, immediately preceding such Interest Payment Date.

“Regulated Bank” means (i) WEX Bank or (ii) any direct or indirect insured depository institution Subsidiary of the Company that is regulated by foreign, federal or state banking regulators, including, without limitation, the OCC, the Utah Department of Financial Institutions, the FDIC or the Federal Reserve.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Resale Restriction Termination Date” means, with respect to any Note, the date that is one year (or such other period as may hereafter be provided under Rule 144 under the Securities Act or any successor provision thereto as permitting the resale by non-affiliates of Restricted Securities without restriction) after the later of the original issue date in respect of such Note and the last date on which the Company or any Affiliate of the Company was the owner of such Note (or any Predecessor Note thereto).

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to receive, at its request, and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Rule 144A” means Rule 144A under the Securities Act.

“SBI” means SBI Investments, Inc., a North Dakota corporation.

“Sale” means the disposal of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made under this Indenture, by the Company or any Subsidiary of the Company.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Subsidiary of the Company transfers that Property to another Person and the Company or a Subsidiary of the Company leases it from that other Person, together with any refinancing thereof.

“Screened Affiliate” means any Affiliate of a holder of the Notes (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means any accounts receivable or lease receivables, whether constituting accounts, general intangibles, chattel paper, instruments or otherwise (the “Receivables”) owned by the Company or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, records, security interests, financing statements or other documentation in respect of such Receivables and all guarantees, letters of credit, insurance or other agreements or arrangements supporting or securing payment in respect of such Receivables or any of the foregoing, all lockboxes and collection accounts in respect of such Receivables, all collections and proceeds of such Receivables, any warranty, indemnity, dilution or other claim arising out of the foregoing, and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, general intangibles, chattel paper, instruments, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Segregated Accounts” means a segregated, safeguarding or other similar account established by the Company or any of its Subsidiaries from time to time into which monies of merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person are paid pending payment on to the relevant merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person, in accordance with the terms of a license, order, rule, principle, guideline or guidance issued by any entity, agency, governmental authority or person that has regulatory authority over the business or operations of the Company or its Subsidiaries or any relevant implementing regulation or legislation, as amended and/or replaced from time to time.

“Senior Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 1, 2021, among the Company, certain subsidiaries of the Company as borrowers, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent, as such agreement may be amended, amended and restated, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements or otherwise), except to the extent any such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Agreement.  For purposes of this Indenture, the documentation governing the Initial Notes is not intended to be and is not a “Senior Credit Agreement.”

“Senior Credit Facilities” means the collective reference to the term A-1 facility, the term B-2 facility, the term B-3 facility and the revolving credit facility, in each case, under the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Facility.  Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.  For purposes of this Indenture, the documentation governing the Initial Notes is not intended to be and is not a “Senior Credit Facility.”

“Senior Indebtedness” means, any Indebtedness of the Company or any Subsidiary other than, (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Share Repurchase” means the repurchase by the Company of its common stock as described in the Offering Memorandum, whether by tender offer or otherwise.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Company pursuant to Section 307.

“Standard Securitization Undertakings” means those obligations and undertakings entered into by the Company, a Subsidiary of the Company or any Permitted Securitization Entity which are determined in good faith by the Company to be customary in securitization transactions involving accounts receivable and other assets of the type described in the definition of “Securitization Assets,” so long as such obligations and undertakings are (i) on terms and conditions consistent with the sale treatment of Securitization Assets in a transaction that results in a legal “true sale” of Securitization Assets in accordance with the laws of the applicable jurisdiction and (ii) not inconsistent with the treatment of the transfer of Securitization Assets in a transaction as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the applicable jurisdiction; provided that Standard Securitization Undertakings shall not include any guaranty or other obligation of the Company or any of its Subsidiaries (other than a Permitted Securitization Entity) with respect to any Securitization Asset that is not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable obligor with respect to such Securitization Asset.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to Section 414.  As used in this Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Subsidiary of the Company that enters into a Subsidiary Guarantee, unless and until such Subsidiary is released from such Subsidiary Guarantee in accordance with the terms of this Indenture.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the date of this Indenture, except as otherwise provided herein.

“Treasury Rate” means, with respect to a Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to such Redemption Date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to March 15, 2028; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers, or any other officer of the Trustee to whom a corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“WEX Bank” means WEX Bank, a Utah industrial bank.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

Section 102.         Other Definitions.

Term	Defined in Section
“Act”	108
“Agent Members”	312
“Applicable Premium Deficit”	1101
“Authentication Order”	303
“Bankruptcy Law”	601
“Certificate of Beneficial Ownership”	313
“Change of Control Offer”	415
“Covenant Defeasance”	1203
“Covenant Satisfaction Officer’s Certificate”	601(c)
“Custodian”	601
“Defaulted Interest”	307
“Defeasance”	1202
“Defeased Notes”	1201
“Directing Holder”	601(b)
“Event of Default”	601(a)
“Expiration Date”	108
“Final Decision”	601(c)
“Fixed Amounts”	124
“Global Notes”	201
“Incurrence-Based Amount”	124
“Initial Default”	616

“Initial Lien”	413
“Litigation”	601(c)
“LCT Election”	123
“LCT Test Date”	123
“Noteholder Direction”	601(b)
“Note Register” and “Note Registrar”	305
“Notice of Default”	601
“Performance References”	101
“Permanent Regulation S Global Notes”	201
“Physical Notes”	201
“Position Representation”	601(b)
“Position Representation and Verification Form”	601(b)
“Private Placement Legend”	203
“Redemption Amount”	1009
“Redemption Price”	1009
“Redemption S Global Notes”	201
“Regulation S Note Exchange Date”	313
“Regulation S Physical Notes”	201
“Rule 144A Global Notes”	201
“Rule 144A Physical Notes”	201
“Subsidiary Guaranteed Obligations”	1301
“Successor Company”	501
“Successor Guarantor”	501
“Temporary Regulation S Global Note”	201
“Verification Covenant”	601(b)
“Verification Covenant Officer’s Certificate”	601(c)

Section 103.         Rules of Construction.  For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)          the terms defined in this Indenture have the meanings assigned to them in this Indenture;

(2)          “or” is not exclusive;

(3)          all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4)          the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(5)          all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(6)          the words “include”, “included” and “including”, as used herein, shall be deemed in each case to be followed by the phrase “without limitation”, if not expressly followed by such phrase or the phrase “but not limited to”;

(7)          words in the singular include the plural, and words in the plural include the singular;

(8)          references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9)          any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture; and

(10)        notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

Section 104.         [Reserved].

Section 105.         [Reserved].

Section 106.         Compliance Certificates and Opinions.  Upon any application or request by the Company or by any other obligor upon the Notes (including any Subsidiary Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including any Subsidiary Guarantor), as the case may be, shall furnish to the Trustee such certificates and opinions as may be required under this Indenture.  Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture.  Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 406) shall include:

(1)          a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and

(4)          a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.

Section 107.         Form of Documents Delivered to Trustee.  In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 108.         Acts of Noteholders; Record Dates.  (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 701) conclusive in favor of the Trustee, the Company, and any other obligor upon the Notes, if made in the manner provided in this Section 108.

(a)          The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority.  The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(b)          The ownership of Notes shall be proved by the Note Register.

(c)          Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(d)          (i)          The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph.  If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date.  Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken.  Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 110.

 (ii)         The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 602, (C) any request to institute proceedings referred to in Section 607(ii) or (D) any direction referred to in Section 612, in each case with respect to Notes.  If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date.  Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken.  Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 110.

(e)          With respect to any record date set pursuant to this Section 108, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 108(e) in writing, and to each Holder of Notes in the manner set forth in Section 110, on or prior to the existing Expiration Date.  If an Expiration Date is not designated with respect to any record date set pursuant to this Section 108, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph.  Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(f)          Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(g)          Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)          The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 109.         Notices, Etc., to Trustee and Company.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(1)          the Trustee by any Holder or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at 388 Greenwich Street, New York, NY 10013, Attention: Agency and Trust (telephone: (212) 519-8998; email: citi.cspag.debt@Citi.com) or at any other address furnished in writing to the Company by the Trustee,

(2)          the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, or delivered by electronic or facsimile transmission or overnight air courier guaranteeing next day delivery, to the Company at 1 Hancock St., Portland, Maine 04101, Attention: Treasury, Legal (email: wexofficeofgeneralcounsel@wexinc.com; telephone: 207-773-8171) or at any other address furnished in writing to the Trustee by the Company,

(3)          the Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Section 110.         Notices to Holders; Waiver.  Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).

Section 111.         Effect of Headings and Table of Contents.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 112.         Successors and Assigns.  All covenants and agreements in this Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.  All agreements of the Trustee in this Indenture shall bind their respective successors.

Section 113.          Separability Clause.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 114.          Benefits of Indenture.  Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 115.         Governing Law.  THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES, EACH SUBSIDIARY GUARANTOR AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 116.         Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO AND EACH HOLDER (BY THEIR ACCEPTANCE OF THE NOTES) HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 117.         Legal Holidays.  In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period. In the case where any due date for any report or certificate due under Sections 405 and 406 hereof shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) such report or certificate may be delivered on the next succeeding Business Day.

Section 118.         No Personal Liability of Directors, Managers, Officers, Employees, Incorporators and Stockholders.  No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation.  Each Noteholder, by accepting the Notes, waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 119.         Exhibits and Schedules.  All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

Section 120.         Counterparts.  This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Indenture or execution of any other Note Document or any document to be signed in connection with this Indenture, any other Note Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) by facsimile, electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g. www.docusign.com) or in any other format will be of the same legal effect, validity or enforceability as a manually executed signature.  The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 121.         Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, earthquakes, fires, floods, sabotage, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility (it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under any of the foregoing circumstances).

Section 122.         USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee (acting in any capacity hereunder) with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 123.         Limited Condition Transaction.  In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given.  For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 123, and any Default, Event of Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)          determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Secured Leverage Ratio;

(ii)          testing baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA); or

(iii)        determining compliance with any provision of this Indenture which requires that no Default or Event of Default (or any subset of Defaults or Events of Default) shall have occurred, is continuing or would result therefrom (including the applicable conditions to the consolidation, merger, conveyance, lease or transfer of all or substantially all of the assets of the Company or a Guarantor);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, amount, Defaults or Events of Default, such ratio, basket, amount, Default or Events of Default shall be deemed to have been complied with.  For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets, amounts, Defaults or Events of Default for which compliance was determined or tested as of the LCT Test Date are exceeded or any Default of Event of Default would have occurred, in each case as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations and (solely for the purposes of any Default or Event of Default “blocker”) such Default or Event of Default shall be deemed not to have occurred. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence of Liens, mergers, or the conveyance, lease or other transfer of all or substantially all of the assets of the Company on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

Section 124.         Certain Calculations.  Notwithstanding anything to the contrary herein, unless the Company otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Consolidated Secured Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Consolidated Secured Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter.  Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.  For the avoidance of doubt, the Trustee will have no liability or responsibility for any calculations or any information in connection with any calculations.

Notwithstanding anything to the contrary herein, if any incurrence-based financial ratios or tests (including, without limitation, any Consolidated Secured Leverage Ratio test) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) Fixed Amounts or (y) Incurrence-Based Amounts, then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence-Based Amounts, shall be deemed to have automatically occurred even if not elected by the Company.

Notwithstanding anything to the contrary herein, if any of the baskets set forth in this Indenture are exceeded solely as a result of fluctuations to Consolidated EBITDA or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Indenture, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 125.         Severability; Entire Agreement.  If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Indenture will continue in full force and effect. This Indenture and the exhibits and schedules hereto set forth the entire agreement and understanding of the parties related to this transaction and supersede all prior agreements and understandings, oral or written.

ARTICLE II

NOTE FORMS

Section 201.         Forms Generally.  The Initial Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301).  Any Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301).  Exhibit A is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture.  Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.  For the avoidance of doubt, no Opinion of Counsel shall be required on the Issue Date for the Trustee’s authentication of the Initial Notes.

Notes offered and sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein.  Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes”, and shall be deposited with the Trustee, as custodian for the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of a Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more temporary global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein.  Such Global Notes shall be referred to herein as the “Temporary Regulation S Global Notes”, and shall be deposited with the Trustee, as custodian for the Depositary or its nominee for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Sections 312 and 313 for beneficial interests in one or more permanent global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein.  Such Global Notes shall be referred to herein as the “Permanent Regulation S Global Notes” and, together with the Temporary Regulation S Global Notes, as the “Regulation S Global Notes”.  The Permanent Regulation S Global Notes shall be deposited upon issuance with the Trustee, as custodian for the Depositary and registered in the name of the Depositary or its nominee, in each case, for credit to an account of an Agent Member and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided.  Simultaneously with the authentication of a Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note.  The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 312 and 313, Notes issued pursuant to Section 305 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008.  The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes”. The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes”.

Section 202.          Form of Trustee’s Certificate of Authentication.  The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

If an appointment of an Authenticating Agent is made pursuant to Section 714, the Notes may have endorsed thereon, in lieu of the Trustee’s certificate of authentication, an alternative certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

[NAME]

as Trustee

By:
Authenticating Agent
By:

Authorized Officer

Dated:

Section 203.         Restrictive and Global Note Legends.  Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 313(4):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A, REGULATION S OR ANOTHER EXEMPTION THEREUNDER.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, THAT IT WILL NOT WITHIN [ONE YEAR— FOR NOTES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE COMPANY OR ANY OF ITS AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, AND THAT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO.  OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 312 AND 313 OF THE INDENTURE (AS DEFINED HEREIN)”.

Each Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT).  DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON”.

Each note issued with original issue discount for U.S. federal income tax purposes will contain a legend substantially to the following effect:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ.  OF THE INTERNAL REVENUE CODE.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: WEX INC., 1 HANCOCK STREET, PORTLAND, MAINE 04101.

ARTICLE III

THE NOTES

Section 301.         General Terms; Additional Notes.  All Notes will vote (or consent) as a single class with the other Notes and otherwise be treated as a single class of Notes for all purposes of this Indenture.  Each Note will bear interest at a rate of 6.500% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year (each such date, an “Interest Payment Date”), commencing September 15, 2025, to Holders of record as of the close of business on March 1 or September 1, as applicable and whether or not a Business Day, immediately preceding each Interest Payment Date.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date.  Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture; provided further, however, that in the event any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible notes will be issued with a separate CUSIP number or ISIN so they are distinguishable from the Initial Notes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 302.         Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 303.         Execution, Authentication and Delivery and Dating.  The Notes shall be executed on behalf of the Company by one Officer of the Company.  The signature of any such Officer on the Notes may be manual or by facsimile or electronic signature.

Notes bearing the manual, facsimile or electronic signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $550 million and (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company (which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date), in each case specified in clauses (i) and (ii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”).  Such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes, the issue price (in the case of Additional Notes) and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual, electronic or facsimile signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 304.         Temporary Notes.  Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay.  After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations.  Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 305.         Note Registrar and Paying Agent.  The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, such Company shall provide for the registration of Notes and of transfers of Notes.  The Company may have one or more co-registrars.  The term “Note Registrar” includes any co-registrars.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed.  The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.  The Company may change the Paying Agent or Note Registrar without prior notice to the Holders of Notes.  The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture.  Any such agency agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee in writing of the name and address of any such agent.  If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 707.  The Company or any wholly-owned Domestic Subsidiary of the Company may act as Paying Agent (except for purposes of Section 1103 or Section 1205) or Note Registrar.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 1004 and ending at the close of business on the day of such mailing or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

Section 306.         Mutilated, Destroyed, Lost and Stolen Notes.  If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code and (c) satisfies any other reasonable requirements of the Company.  If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar, from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Company may require the payment of a sum sufficient to cover any transfer or similar tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 306 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 307.         Payment of Interest Rights Preserved.  Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date.

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(1)          The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1).  Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment.  The Company shall promptly notify the Trustee of such Special Record Date and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given electronically or to be mailed, first class postage prepaid, or delivered to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)          The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

Section 308.         Persons Deemed Owners.  The Company, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 307) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

Section 309.         Cancellation.  All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it.  The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee.  No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture.  All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

Section 310.         Computation of Interest.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 311.         CUSIP Numbers, ISINs, Etc.  The Company in issuing Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that the Trustee is not liable for the accuracy of an CUSIP, ISIN or “Common Code” numbers printed on any Note, notice or elsewhere, any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly advise the Trustee in writing of any change in the ISINs and “Common Code” numbers.

Section 312.         Book-Entry Provisions for Global Notes.

(a)          Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Trustee as custodian for such Depositary.  None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes.  The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note.  The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)          Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees.  Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 305 and Section 313.  Subject to the limitation on issuance of Physical Notes set forth in Section 313(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Exchange Act and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d)          In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like principal amount of authorized denominations.

(e)          In connection with a transfer of an entire Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f)          The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 313) and the procedures therefor of the Depositary.  Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.  A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note.  Subject to Section 313, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g)          Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 312(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 203 and Section 313, bear the Private Placement Legend.

(h)          Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 313.

(i)          The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) of the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.

Section 313.         Special Transfer Provisions.

(1)          Transfers to Non-U.S. Persons.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a)          if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company, an opinion of counsel, certifications and other information satisfactory to the Company, and

(b)          if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver one or more Physical Notes of like amount.

 (2)         Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a)          if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b)          if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3)          Limitation on Issuance of Physical Notes.  No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 312 and this Section 313.

A beneficial owner of an interest in a Temporary Regulation S Global Note (and, in the case of any Additional Notes for which no Temporary Regulation S Global Note is issued, any Regulation S Global Note) shall not be permitted to exchange such interest for a Physical Note or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the end of the Restricted Period, on which the Company receives a certificate of beneficial ownership substantially in the form attached hereto as Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”).  Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date”.

(4)          Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5)          Other Transfers.  The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 313, such registration to be done in accordance with the otherwise applicable provisions of this Section 313, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form attached hereto as Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security may not be transferred other than as provided in this Section 313.  A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 313.

(6)          General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 312 or this Section 313 (including all Notes received for transfer pursuant to this Section 313).  The Company shall have the right to require the applicable Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether a transfer complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws.

ARTICLE IV

COVENANTS

Section 401.         Payment of Principal, Premium and Interest.  The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of such Notes and this Indenture.  Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if the Company shall have deposited with the Paying Agent (if other than the Company or another wholly-owned Domestic Subsidiary of the Company) as of 11:00 a.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due.  At the option of the Company, payment of interest on such Note may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.  If the maturity date, any interest payment date or any earlier payment date for a Change of Control Offer or redemption (or any regular interest payment date) falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.  In no event shall the Trustee, acting in any capacity under this Indenture, be liable for interest on any money received by it.

Section 402.         Maintenance of Office or Agency.

(a)          The Company shall maintain in the United States an office or agency where such Notes may be presented or surrendered for payment, where such Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency.  If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no service of legal process may be made against the Company or any Subsidiary Guarantor at any office of the Trustee.

(b)          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee, as one such office or agency of the Company in accordance with Section 305.

Section 403.         Money for Payments to Be Held in Trust.  If the Company shall at any time act as Paying Agent, it shall, on or before 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of such Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, such Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 403, that such Paying Agent shall:

(1)          hold all sums held by it for the payment of principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2)          give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(3)          at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4)          acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 404.         [Reserved].

Section 405.         SEC Reports.

(a)          So long as any Notes are outstanding, the Company shall furnish to the holders:

(i)           within 90 days following the end of each fiscal year of the Company ending after the Issue Date (or such longer period as would be permitted by the SEC if the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under this Section 405) were then subject to SEC reporting requirements as a non-accelerated filer), the consolidated financial statements of the Company for such year prepared in accordance with GAAP, together with a report thereon by the Company’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company;

(ii)          within 45 days after the end of each of the first three fiscal quarters of the Company in each fiscal year of the Company (or such longer period as would be permitted by the SEC if the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under this Section 405) were then subject to SEC reporting requirements as a non-accelerated filer), beginning with the first such fiscal quarter ending after the Issue Date, the condensed consolidated financial statements of the Company for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company; and

(iii)        information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets) or 5.01 (Changes in Control of Registrant) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within 15 days after the date of filing that would have been required for a current report on Form 8-K.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this paragraph (a), the Company will furnish to Holders of the Notes thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date). In connection with this covenant, it being understood that the Company shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10(e) or Item 402 of Regulation S-K (or any successor provision) or exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum; other than, with respect to this clause (vii), with respect to reports provided under clause (iii) of the immediately preceding paragraph. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307, 308 or 308T of Regulation S-K (or any successor provision).

Substantially concurrently with the furnishing or making available to the Trustee of the information specified in Section 405(a) pursuant thereto, the Company shall also (1) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company, or (ii) to post copies of such reports on a website (which may be nonpublic) to which access is given to Holders of the Notes, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing research and analysis of investment in the Notes to investors and prospective investors therein) and market-making financial institutions reasonably satisfactory to the Company, or (iii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability), or (2) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request.

(b)          Notwithstanding the foregoing, the Company will be deemed to have satisfied the reporting requirements referred to in Section 405(a) if the Company or any direct or indirect parent of the Company has filed reports containing such information with the SEC or posted to any website.

(c)          Notwithstanding the foregoing, the financial statements, information and other reports required to be provided pursuant to Section 405(a) may be those of any direct or indirect parent of the Company, provided that if the financial information so furnished relates to such direct or indirect parent of the Company, the same is accompanied by consolidating information that explains in reasonable detail (in the good faith judgment of the Company) the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).  The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports, information or other documents.  The Trustee shall further not be obligated to monitor or confirm, on a continuing basis or otherwise, any reports or other documents filed with the SEC or EDGAR or any website hereunder, or participate in any conference calls.

Section 406.         Statement as to Default.  The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2025, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof (on behalf of the Company) the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to the Company (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

Section 407.         [Reserved].

Section 408.         [Reserved].

Section 409.         [Reserved].

Section 410.         [Reserved].

Section 411.         [Reserved].

Section 412.         Limitation on Sale and Leaseback Transactions.  The Company will not, and will not permit any Subsidiary (other than the Bank Regulated Subsidiaries) to, engage in any Sale and Leaseback Transaction with respect to any Property unless:

(i)           the Sale and Leaseback Transaction was entered into prior to the Issue Date;

(ii)          the Sale and Leaseback Transaction is solely with the Company and/or one or more Subsidiaries of the Company (other than the Bank Regulated Subsidiaries);

(iii)        the lease is for a period not in excess of 36 months, including renewals;

(iv)         the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled, without equally and ratably securing the Notes then outstanding under this Indenture, to Incur a Lien on such Property securing Indebtedness in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(v)          the Company or such Subsidiary, within 360 days after the sale of such Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the prepayment, repayment, redemption, purchase or retirement of Notes or other long-term Indebtedness of the Company or such Subsidiary, (b) the purchase, construction, development, expansion or improvement of assets or (c) a combination thereof; or

(vi)         the Attributable Debt of the Company and its Subsidiaries (other than the Bank Regulated Subsidiaries) in respect of such Sale and Leaseback Transaction and all other Attributable Debt of the Company and its Subsidiaries (other than the Bank Regulated Subsidiaries) in respect of Sale and Leaseback Transactions entered into after the Issue Date then outstanding (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (i) through (v) of this Section 412, would not exceed the greater of (x) the greater of (i) $295 million and (ii) 25.0% of Consolidated EBITDA for the last period of four fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, and (y) an amount that does not cause the Consolidated Secured Leverage Ratio to exceed 4.00 to 1.00; provided that any Attributable Debt of the Company and its Subsidiaries (other than the Bank Regulated Subsidiaries) in respect of Sale and Leaseback Transactions entered into pursuant to this clause (vi) shall, in each case, be deemed to be secured by a Lien on the Property of the Company and its Subsidiaries for purposes of calculating such Consolidated Secured Leverage Ratio irrespective of whether such Attributable Debt actually constitutes secured Indebtedness.

Section 413.          Limitation on Liens.  The Company shall not, and shall not permit any Subsidiary (other than the Bank Regulated Subsidiaries) to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness (an “Initial Lien”), unless either:

(a)          in the case of an Initial Lien securing any Subordinated Obligations, the Notes and the related Subsidiary Guarantees are secured by a Lien on such property or assets that is senior in priority to such Initial Lien; or

(b)          in all other cases, the Notes and the related Subsidiary Guarantees are secured equally and ratably with, or on a senior-priority basis to, such Initial Lien.

Any such Lien thereby created in favor of the Notes or any such related Subsidiary Guarantee pursuant to clause (a) or (b) of the immediately preceding paragraph will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of Section 1303 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by Section 501) to any Person that is not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Subsidiary in, or all or substantially all the assets of, any Subsidiary creating such Initial Lien.

Section 414.         Future Subsidiary Guarantors.  The Company will cause each Wholly Owned Domestic Subsidiary (other than any Excluded Domestic Guaranty Subsidiary) that (x) guarantees payment by the Company or any Subsidiary Guarantor of any Indebtedness of the Company or any such Subsidiary Guarantor under any of the Senior Credit Facilities (or any refinancing or replacements thereof in the form of long-term senior secured Indebtedness) and (y) is not a Subsidiary Guarantor at the time such guarantee is provided (or at the time it becomes such a borrower) to execute and deliver to the Trustee, within 60 days thereafter, a supplemental indenture substantially in the form attached hereto as Exhibit E pursuant to which such Wholly Owned Domestic Subsidiary will guarantee payment of the Notes, whereupon such Wholly Owned Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under this Indenture.  The Company will also have the right to cause any other Subsidiary to guarantee payment of the Notes.

Section 415.         Purchase of Notes Upon a Change of Control Triggering Event.

(a)          Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date pursuant to Section 307); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this Section 415 in the event that it has exercised its right to redeem all of the Notes as provided in Article X.

(b)          [Reserved].

(c)          Unless the Company has exercised its right to redeem all the Notes as described in Article X, the Company shall, not later than 30 days following the date that any Change of Control Triggering Event shall have occurred, mail or otherwise deliver in accordance with the applicable procedures of DTC a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control Triggering Event has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase date is delayed as provided in clause (4) of this Section 415(c)); (3) the instructions determined by the Company, consistent with this Section 415, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is mailed or otherwise delivered prior to the occurrence of a Change of Control Triggering Event, that such offer is conditioned on the occurrence of such Change of Control Triggering Event and that the purchase date may, in the Company’s discretion, be delayed until such time as the Change of Control Triggering Event has occurred.  No Note will be repurchased in part if less than $2,000 in original principal amount of such Note would be left outstanding and all Notes tendered must be in increments of $1,000.

(d)          The Company will not be required to make a Change of Control Offer with respect to any Notes upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)          If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 415(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but not including the date of such redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(f)          The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 415.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 415, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue thereof.

(g)          A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement that if fully performed would result in a Change of Control is in effect at the time of making of the Change of Control Offer.

ARTICLE V

SUCCESSORS

Section 501.         When the Company May Merge, Etc..

(a)          (1) The Company will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets on a consolidated basis to, any Person, unless:

(i)           the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and this Indenture by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture to this Indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii)          immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary hereunder as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default will have occurred and be continuing hereunder;

(iii)         [reserved];

(iv)         each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture to this Indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction; and

(v)          the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 501(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(a)(2).

(2) Section 501(a)(ii) will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Subsidiary of the Company so long as all assets of the Company and the Subsidiaries immediately prior to such transaction (other than Capital Stock of such Subsidiary) are owned by such Subsidiary and its Subsidiaries immediately after the consummation thereof; provided that, in the case of clauses (x) and (y), (a) so long as the amount of Indebtedness of the Company and its Subsidiaries is not thereby increased and (b) the Successor Company (in the case of a consolidation, merger or transfer involving the Company or a Guarantor) assumes all the obligations of the Company or Guarantor, as applicable, under this Indenture and the Notes or its Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee. Section 501(a) will not apply to (x) any transaction in which any Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company and (y) any Permitted Restructuring Transaction.

(b)          (1) No Guarantor will consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i)           the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of a Guarantor under the Notes and this Indenture by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture to this Indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii)          immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor hereunder as a result of such transaction as having been Incurred by the Successor Guarantor at the time of such transaction), no Default will have occurred and be continuing hereunder; and

(iii)         such Guarantor or Successor Guarantor will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(b)(2).

(2) Section 501(b)(ii) will not apply to any transaction in which a Guarantor consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Guarantor in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Subsidiary of the Company under this Indenture so long as all assets of the Company and the Subsidiaries immediately prior to such transaction (other than Capital Stock of such Subsidiary) are owned by such Subsidiary and its Subsidiaries immediately after the consummation thereof; provided that, in the case of clauses (x) and (y), (a) so long as the amount of Indebtedness of the Company and its Subsidiaries is not thereby increased and (b) the Successor Company (in the case of a consolidation, merger or transfer involving the Company or a Guarantor) assumes all the obligations of the Company or Guarantor, as applicable, under this Indenture and the Notes or its Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee. Section 501(b) will not apply to (x) any transaction in which any Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company, (y) any Permitted Restructuring Transaction and (z) a transaction pursuant to which such Guarantor shall be released from its obligations under this Indenture and the Notes in accordance with Article XIII hereof.

Section 502.         Successor Company Substituted.  Upon any transaction involving the Company in accordance with Section 501 in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Note Documents, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

REMEDIES

Section 601.          Events of Default.

(a)          An “Event of Default” means the occurrence of the following:

(i)           a default in any payment of interest on any Note when due, continued for 30 days;

(ii)          a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)        [reserved];

(iv)         the failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (i) or (ii)) and such failure continues for 60 days after written notice is given to the Company as provided below, provided that in the case of a failure to comply with the covenant described under Section 405 above, such period of continuance of such failure shall be 180 days after written notice is given to the Company as provided below;

(v)          the failure by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements) would constitute a Significant Subsidiary (other than an Immaterial Subsidiary)) under this Indenture to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent; provided that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 Business Days after such failure to pay or such acceleration;

(vi)         [reserved];

(vii)        the taking of any of the following actions by the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)         the commencement of a voluntary case;

(B)         the consent to the entry of an order for relief against it in an involuntary case;

(C)         the consent to the appointment of a Custodian of it or for any substantial part of its property; or

(D)         the making of a general assignment for the benefit of its creditors;

(viii)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)         appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C)         orders the winding up or liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days;

(ix)         the rendering of any final non-appealable judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof) in excess of $150.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such final non-appealable judgment or decree remains outstanding for a period of 60 days after such judgment becomes final and non-appealable, and is not discharged, waived or stayed; or

(x)          the failure of any Subsidiary Guarantee of the Notes by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under this Indenture or any Subsidiary Guarantee of the Notes (other than by reason of the termination of this Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or this Indenture).

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under Section 601(a)(iv) will not constitute an Event of Default hereunder until the Trustee or the Holders of at least 30.0% in principal amount of the Outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported to holders of the Notes, more than two years prior to such notice of Default.

(b)          Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (each of the foregoing, a “Noteholder Direction”) provided by any one or more holders (each, a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form (in the form attached to this Indenture) delivered to the Company and the Trustee (a “Position Representation and Verification Form”).  The Position Representation and Verification Form will contain a representation that the applicable Directing Holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.  The Position Representation and Verification Form will also contain a covenant by the applicable Directing Holder to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”).  In any case in which the holder is DTC or its nominee, any Position Representation and Verification Form required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Form in delivering its direction to the Trustee.  In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any related certifications under this Indenture or in connection with the Notes or if any such certifications comply with this Indenture, the Notes, or any other documents.  It is understood and agreed that the Company and the Trustee shall be entitled to rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph.  Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

(c)          If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation (“Litigation”) with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officer’s Certificate”), the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and the Trustee shall take no further action pursuant to the related Noteholder Direction until the Company provides a subsequent Officer’s Certificate to the Trustee that such Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”). The Company shall promptly deliver a Covenant Satisfaction Officer’s Certificate following satisfaction by the applicable Directing Holder of its Verification Covenant.  Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(d)          For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of a Litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided to it but prior to receipt of a Covenant Satisfaction Officer’s Certificate.  The Trustee shall have no liability or responsibility to the Company, any holder or any other Person in acting in good faith on a Noteholder Direction.

(e)          The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under Section 601(a)(v) or Section 601(a)(ix) and any event that with the giving of notice or the lapse of time would become an Event of Default under Section 601(a)(iv), its status and what action the Company is taking or proposes to take with respect thereto.

(f)          Notwithstanding the foregoing, if an Event of Default under Section 601(a)(vii) or Section 601(a)(viii) occurs and is continuing under this Indenture, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes.

Section 602.          Acceleration of Maturity; Rescission and Annulment.  If an Event of Default (other than an Event of Default specified in Section 601(a)(vii) or Section 601(a)(viii) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration”, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  Upon the effectiveness of such a declaration and subject to the Sections 601(b), (c) and (d), such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in Section 601(a)(vii) or Section 601(a)(viii) with respect to the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 603.          Other Remedies; Collection Suit by Trustee.  If an Event of Default occurs and is continuing, the Trustee may, but is not obligated under this Section 603 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.  If an Event of Default specified in Section 601(a)(i) or 601(a)(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 707.

Section 604.          Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 707.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 605.          Trustee May Enforce Claims Without Possession of Notes.  All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 606.          Application of Money Collected.  Any money or property collected by the Trustee pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the payment of all amounts due to the Trustee, its agents and attorneys under Section 707, including payment of all reasonable and documented compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the reasonable and documented costs and expenses of collection;

Second: to the payment in full of the Obligations in respect of the Notes (including the Subsidiary Guarantees) (the amounts so applied to be distributed among the holders of such Obligations pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and

Third: to the Company or such other Subsidiary Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 607.          Limitation on Suits.  No Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)         Holders of at least 30.0% in principal amount of the Outstanding Notes have requested the Trustee in writing to pursue the remedy;

(iii)        such Holder or Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv)        the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)     Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a written direction inconsistent with the request within such 60-day period.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders.

Section 608.          [Reserved].

Section 609.          Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 610.          Rights and Remedies Cumulative.  No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 611.          Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 612.          Control by Holders.  The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee; provided that:

(1)           such direction shall not be in conflict with any rule of law or with this Indenture, and

(2)           the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 701, that the Trustee determines is unduly prejudicial to the rights of any other Holder (provided, however, that the Trustee shall not have an affirmative duty to determine whether any such direction is unduly prejudicial to the rights of any other Holder) or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, fees, liabilities and expenses (including reasonable and documented attorneys’ fees and expenses) caused by taking or not taking such action.

Section 613.          Waiver of Past Defaults.  The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default:

(1)          in the payment of principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes), or

(2)          in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Section 614.          Undertaking for Costs.  All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.  This Section 614 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10.0% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.

Section 615.          Waiver of Stay, Extension or Usury Laws.  The Company agrees (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 616.          Cured Default.  (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 405 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.  Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

ARTICLE VII

THE TRUSTEE

Section 701.          Certain Duties and Responsibilities.

(a)          Except during the continuance of an Event of Default actually known to a Trust Officer,

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Notes Documents, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(b)          In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)          No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of Section 701(a); (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 612.

(d)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)          Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 701 and Section 703.

Section 702.          Notice of Defaults.  If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must deliver within the later of 90 days after it occurs or after a Trust Officer obtains actual knowledge, to all Holders as their names and addresses appear in the Note Register, notice of such Default hereunder actually known to the Trustee unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if it in good faith determines that the withholding of such notice is in the interests of the Holders.  The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of a Default or Event of Default has been delivered to and actually received by a Trust Officer of the Trustee at its Corporate Trust Office and such notice references the Notes and this Indenture and states that it is a “Notice of Default” and such Trust Officer has thereby obtained actual knowledge of such Default or Event of Default.

Section 703.          Certain Rights of Trustee.  Subject to the provisions of Section 701:

(1)           the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein;

(2)           any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(3)           whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and, in the absence of willful misconduct on its part, rely upon and act in accordance with an Officer’s Certificate or an Opinion of Counsel or both and shall not be liable from acting or refraining from acting in accordance with such Officer’s Certificate or Opinion of Counsel;

(4)           the Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company;

(5)         the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(6)           the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(7)           the Trustee shall not be responsible for nor have any duty to monitor the performance or any action of the Company or any other party to this Indenture, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party;

(8)           the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;

(9)           the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(10)         to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(11)         the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(12)         the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture;

(13)         the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed by the Trustee to act hereunder;

(14)         The Trustee, in each and all of its capacities, shall be afforded all of the same rights, protections, immunities and benefits set forth herein in each of the Note Documents, whether or not specifically set forth therein; and

(15)         the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

Section 704.          Not Responsible for Recitals or Issuance of Notes.  The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder.  Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 705.          May Hold Notes.  The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 708 and Section 713, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.

Section 706.          Money Held in Trust.  Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law.  The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

Section 707.          Compensation and Reimbursement.  The Company and the Subsidiary Guarantors jointly and severally agree,

(1)           to pay to the Trustee from time to time the reasonable compensation agreed to by the Company in writing for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2)           except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable and documented out-of-pocket expenses incurred by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct as determined by a final order of a court of competent jurisdiction; and

(3)           to indemnify the Trustee and its directors, officers and employees for, and to hold them harmless against, any loss, liability, cost, action, suit, proceeding at law or in equity, or other fee, charge or expense incurred without negligence or willful misconduct on the Trustee’s part as determined by a final order of a court of competent jurisdiction, arising out of or in connection with the administration of the trust or trusts hereunder and the other Note Documents, including, without limitation, reasonable attorneys’ fees and expenses, the costs of enforcement of this Indenture (including this Section 707) or the Note Documents or any provision hereof or thereof and the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and thereunder.

The Company need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld).  The provisions of this Section 707 shall survive the termination of this Indenture or the resignation and removal of the Trustee.

The Trustee shall have a claim prior to the Notes for payment of all amounts due the Trustee under this Section 707 on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and interest on any Notes.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (vii) or clause (viii) of Section 601, the fees and expense (including the reasonable fees and expenses of its counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

Section 708.          [Reserved].

Section 709.          Corporate Trustee Required; Eligibility.  There shall at all times be one (and only one) Trustee hereunder.  The Trustee shall be a Person that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 709, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 710.          Resignation and Removal; Appointment of Successor.  No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 711.

The Trustee may resign at any time by giving written notice thereof to the Company.  If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Trustee and to the Company.  If at any time:

(1)           [Reserved]

(2)           the Trustee shall cease to be eligible under Section 709 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3)           the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company may remove the Trustee, or (B) subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 711.  If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 711, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company.  If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 711, then, subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, or the Trustee may, at its sole discretion (at the sole cost and expense of the Company, including with respect to reasonable and documented attorneys’ fees and expenses) petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 110.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding the replacement of the Trustee pursuant to this Section 710, the Company’s obligations under Section 707 shall continue for the benefit of the retiring Trustee.

Section 711.          Acceptance of Appointment by Successor.  In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.

Section 712.          Merger, Conversion, Consolidation or Succession to Business.  Any corporation into which the Trustee may be merged, sold, transferred or converted or with which it may be consolidated, or any corporation resulting from any merger, sale, transfer, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 713.          [Reserved].

Section 714.          Appointment of Authenticating Agent.The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate such Notes.  Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company.  Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent.  An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.

ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

Section 801.          The Company to Furnish Trustee Names and Addresses of Holders.  The Company will furnish or cause to be furnished to the Trustee:

(1)           semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

(2)           at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 801.

Section 802.          Preservation of Information; Communications to Holders.  The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 801 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list.  None of the Company, any Subsidiary Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list.  The Trustee may destroy any list furnished to it as provided in Section 801 upon receipt of a new list so furnished.

Section 803.          [Reserved].

ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901.          Without Consent of Holders.  Without the consent of any Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend or supplement the Note Documents for any of the following purposes:

(1)           to cure any ambiguity, mistake, omission, defect or inconsistency;

(2)           to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under any Note Document (and to make appropriate conforming changes to such Note Documents in connection therewith);

(3)           to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that such Notes are in registered form for purposes of Section 163(f) of the Code);

(4)           to add Guarantees or collateral security with respect to the Notes;

(5)           to confirm and evidence a successor Trustee;

(6)           to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee when such release, termination or discharge is provided for under this Indenture or the Notes;

(7)           to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(8)           to provide for or confirm the issuance of Additional Notes in compliance with this Indenture;

(9)           to conform the text of the Note Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(10)         to make any change that does not materially adversely affect the rights of any Holder; or

(11)         to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA or otherwise.

Section 902.          With Consent of Holders.  Except as otherwise expressly provided below in this Section 902, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend or supplement the Note Documents with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including, for the avoidance of any doubt, consents obtained in connection with a tender offer or exchange offer or an issuance of Additional Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including, for the avoidance of any doubt, consents obtained in connection with a tender offer or exchange offer or an issuance of Additional Notes) may waive any existing Default or Event of Default or compliance by the Company or any Subsidiary Guarantor with any provision of this Indenture, the Notes or any Subsidiary Guarantee.

Notwithstanding the provisions of this Section 902 to the contrary, without the consent of each Holder of the Outstanding Notes (including, for the avoidance of any doubt, consents obtained in connection with a tender offer or exchange offer or an issuance of Additional Notes), an amendment, supplement or waiver, including a waiver pursuant to Section 613, may not:

(i)          reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)         reduce the rate of or extend the time for payment of interest on any Note;

(iii)        reduce the principal of or extend the Stated Maturity of any Note;

(iv)        reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described in Section 1009;

(v)         make any Note payable in money other than that stated in such Note;

(vi)        amend or waive the legal right of any Holder to receive payment of principal of and interest on such Holder’s Note on or after the Stated Maturity for the principal or Interest Payment Date for the interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after the Stated Maturity or Interest Payment Date;

(vii)       make any change in the amendment or waiver provisions described in this paragraph; or

(viii)      viii) make any change or modification to the ranking of the Notes that would adversely affect the rights of a Holder.

It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. For the avoidance of doubt, no amendment to, or deletion of any of the covenants under the Indenture described under “Certain Covenants” or any related defined terms, shall be deemed to impair or affect any rights of Holders of the Notes to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 903.          Execution of Amendments, Supplements or Waivers.  After an amendment, supplement or waiver under this Section 902 becomes effective, the Company shall deliver to the Holders, with a copy to the Trustee, a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may, but need not, sign it.  In signing or refusing to sign such amendment, supplement or waiver, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture, that all conditions precedent to such amendment, supplement or waiver required by this Indenture have been complied with and that such amendment, supplement or waiver is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.  For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution of this Indenture or a Guarantor Supplemental Indenture on the Issue Date.

Section 904.          Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  Subject to the following paragraph of this Section 904, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.  The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 108.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes.

Section 905.          [Reserved]

Section 906.          Notation on or Exchange of Notes.  If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee.  The Trustee shall (if required by the Company and in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE X

REDEMPTION OF NOTES

Section 1001.        Applicability of Article.  The Notes are redeemable at the option of the Company, in whole or in part, before their Stated Maturity in accordance with this Article X.

Section 1002.        [Reserved].

Section 1003.          Election to Redeem; Notice to Trustee.  In case of any redemption of less than all of the Notes, the Company shall, at least two Business Days (but not more than 60 days (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 1009)), prior to the date on which notice is required to be delivered to Holders pursuant to Section 1005, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 and shall not constitute a Default or Event of Default by the Company.

Section 1004.        Selection by Trustee of Notes to Be Redeemed.  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, and in the case of global notes, in accordance with the standard procedures of DTC, in integral multiples of $1,000, although no Note of $2,000 in original principal amount or less will be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of the Notes redeemed or to be redeemed only in part, to the portion of the principal amount of the Notes that has been or is to be redeemed.

Section 1005.        Notice of Redemption.  Subject to the final paragraph of Section 110, notice of redemption or purchase as provided in Section 1001 shall be given electronically or, at the Company’s option, by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with the defeasance of Notes pursuant to Section 1201 or a satisfaction and discharge of this Indenture and the Notes pursuant to Section 1101, or if the Redemption Date is delayed as provided in Section 1009), to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.

Any such notice shall state:

(1)           the expected Redemption Date,

(2)           the redemption price (or the formula by which the redemption price will be determined),

(3)           if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,

(4)           that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and

(5)           the place where such Notes are to be surrendered for payment of the redemption price.

In addition, if such redemption, purchase or notice is subject to satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, as permitted by Section 1009, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption or purchase of Notes hereunder (or the selection of Notes in connection with a partial redemption) to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date), by the Trustee in the name and at the expense of the Company.  Any such request will set forth the information to be stated in such notice, as provided by this Section 1005.

The notice if delivered in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 1006.        Deposit of Redemption Price.  On or prior to 11:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 403) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date.

Section 1007.        Notes Payable on Redemption Date.  Notice of redemption having been given as provided in this Article X, the Notes so to be redeemed shall (subject to the satisfaction or waiver by the Company of any applicable conditions precedent), on the Redemption Date, become due and payable at the redemption price herein specified and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest.  Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the redemption price.  Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 307.

On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 1006, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date.  If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

Section 1008.        Notes Redeemed in Part.  Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered (or if the Note is a global note, an adjustment shall be made to the schedule attached thereto).

Section 1009.        Optional Redemption.  The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after March 15, 2028, at the applicable redemption price set forth below.  The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Redemption Period Price
2028	103.250%
2029	101.625%
2030	100.000%

In addition, at any time and from time to time prior to March 15, 2028, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.500%, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date); provided, however, that if Notes are redeemed pursuant to this paragraph, an aggregate principal amount of Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding immediately after the occurrence of such redemption of Notes (unless all such Notes are redeemed substantially concurrently).  Any amount payable in any such redemption may be funded from any source.  Any notice of any such redemption may be given prior to the completion of the related Equity Offering, but in no event may be given more than 180 days after the completion of the related Equity Offering.

At any time and from time to time prior to March 15, 2028, Notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Notwithstanding the foregoing, in connection with any tender offer for any Notes, if Holders of not less than 90% in the aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem (and the Holders of the remaining Notes shall be deemed to have agreed to surrender) all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but not including the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Any redemption of Notes may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address of each Holder of Notes (with a copy to the Trustee) in accordance with Section 1005, and, if applicable, the Company should notify the Trustee of such Redemption Date, and the principal amount of Notes to be redeemed in accordance with Section 1003.  The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Any redemption of Notes (including in connection with an Equity Offering, other offering or financing or other corporate transaction or event) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering, other offering or financing or other corporate transaction or event or the occurrence of a Change of Control.  If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed (which may exceed 60 days from the date of the redemption notice in such case).

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101.        Satisfaction and Discharge of Indenture.  The Outstanding Notes and this Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture when

(a)           either

(i)         all Notes theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or

(ii)        all such Notes not theretofore cancelled or delivered to the Trustee for cancellation

(1)          have become due and payable,

(2)          will become due and payable at their Stated Maturity within one year, or

(3)          have been called for redemption, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b)           the Company has irrevocably deposited or caused to be deposited with the Trustee, in trust for the benefit of the Holders of the Notes, money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to the “make-whole” provisions of Section 1009, (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date (any such amount, the “Applicable Premium Deficit”));

(c)           the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and

(d)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent provided for in this Section 1101 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no liability in the event that such Applicable Premium Deficit is not in fact paid on such Redemption Date.

Notwithstanding the satisfaction and discharge of this Indenture and the Outstanding Notes, (a) the obligations of the Company to the Trustee under Section 707 and, if money shall have been deposited with the Trustee pursuant to Section 1101(ii), the obligations of the Trustee under Section 1103 shall survive such satisfaction and discharge, and (b) if such satisfaction and discharge is effected through redemption in accordance with Section 1101(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X shall survive such satisfaction and discharge until the Redemption Date shall have occurred.

Section 1102.        [Reserved]

Section 1103.        Application of Trust Money.  Subject to the provisions of the last paragraph of Section 403, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 1101 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201.        The Company’s Option to Effect Defeasance or Covenant Defeasance.  The Company may, at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes and the other Note Documents and to have terminated all of the obligations of the Subsidiary Guarantors with respect to the Subsidiary Guarantees, in each case, as set forth in this Article XII, and elect to have either Section 1202 or 1203 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 1204.  Either Section 1202 or Section 1203 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

Section 1202.        Defeasance and Discharge.  Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1202, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Subsidiary Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Subsidiary Guarantees on the date the relevant conditions set forth in Section 1204 are satisfied (hereinafter, “Defeasance”).  For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company, and each of the Subsidiary Guarantors shall be deemed to have satisfied all other obligations under such Notes, Subsidiary Guarantees and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 304, 305, 306, 402, and 403, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including the Trustee’s rights (and the Company’s obligations) under Section 707, and (d) this Article XII.  If the Company exercises its option under this Section 1202, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.  Subject to compliance with this Article XII, the Company may, at its option and at any time, exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Notes.

Section 1203.        Covenant Defeasance.  Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1203, (a) the Company shall be released from its obligations under any covenant or provision contained in Section 405, Sections 412 through 415, the provisions of clauses (iv) and (v) of Section 501(a)(1) and the provision of clauses (iii) of Section 501(b)(1) shall not apply, and (b) the occurrence of any event specified in clause (iv) (with respect to Section 405, Sections 412 through 415, inclusive), (v), (vii) (with respect to Significant Subsidiaries), (viii) (with respect to Significant Subsidiaries), (ix) or (x) of Section 601(a) shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder.  For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 601(a), but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

Section 1204.        Conditions to Defeasance or Covenant Defeasance.  The following shall be the conditions to application of either Section 1202 or Section 1203 to the Outstanding Notes:

(1)           The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust for the benefit of the Holders of the Notes, money or U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient (without reinvestment), to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes issued by the Company to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes (provided that if such redemption shall be pursuant to the third paragraph of Section 1009, (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith and (y) the Company must irrevocably deposit or cause to be deposited any Applicable Premium Deficit;

(2)           No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3)           Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4)           In the case of an election under Section 1202, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm to the effect that, the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; provided that such Opinion of Counsel need not be delivered if all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company;

(5)           In the case of an election under Section 1203, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6)           The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1204 relating to either the Defeasance under Section 1202 or the Covenant Defeasance under Section 1203, as the case may be, have been complied with.  In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 1204 or as to any matters of fact.

Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no liability in the event that such Applicable Premium Deficit is not in fact paid on such Redemption Date.

Section 1205.        Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.  Subject to the provisions of the last paragraph of Section 403, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited by the Company pursuant to Section 1204, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article XII to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 1204 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance.  Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.

Section 1206.        Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Subsidiary Guarantors under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be; provided, however, that if the Company or any Subsidiary Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

Section 1207.        Repayments to the Company.  Subject to applicable abandoned property law, the Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be.  After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE XIII

SUBSIDIARY GUARANTEES

Section 1301.        Guarantees Generally.

(a)          Guarantee of Each Subsidiary Guarantor.  Each Subsidiary Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”).

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, but not limited to, any Guarantee by it of any Credit Facility Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(b)          Further Agreements of Each Subsidiary Guarantor.  (1)  Each Subsidiary Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Subsidiary Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Subsidiary Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

(ii)          Each Subsidiary Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1303) its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Subsidiary Guarantee.  Such Subsidiary Guarantee is a guarantee of payment and not of collection.  Each Subsidiary Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XIII, (1) the maturity of the obligations guaranteed by its Subsidiary Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Subsidiary Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor in accordance with the terms of this Section 1301 for the purpose of such Subsidiary Guarantee.  Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Subsidiary Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Subsidiary Guarantors of their obligations under their respective Subsidiary Guarantees or under this Indenture.

(iii)         Until terminated in accordance with Section 1303, each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c)          Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall have the right to seek contribution from the Company or any non-paying Subsidiary Guarantor that has also Guaranteed the relevant Subsidiary Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(d)          Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Subsidiary Guarantee, and the waiver set forth in Section 1305, are knowingly made in contemplation of such benefits.

(e)          Each Subsidiary Guarantor, pursuant to its Subsidiary Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

Section 1302.        Continuing Guarantees.

(a)          Each Subsidiary Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1303, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing, (ii) be binding upon such Subsidiary Guarantor, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)          The obligations of each Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Subsidiary Guarantor hereunder and under its Subsidiary Guarantee (whether such payment shall have been made by or on behalf of the Company, or by or on behalf of a Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, or any Subsidiary Guarantor or otherwise, all as though such payment had not been made.

Section 1303.        Release of Subsidiary Guarantees.  Notwithstanding the provisions of Section 1302, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 1303.  Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein (or any other transaction), following which such Subsidiary Guarantor is no longer a Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is (or, substantially concurrently with the release of the Subsidiary Guarantee of such Subsidiary Guarantor or if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its Guarantee of payment by the Company and all other Subsidiary Guarantors of any Indebtedness of the Company and such other Subsidiary Guarantors under the Senior Credit Facilities, except in the case of a release as a result of payment under such Subsidiary Guarantee or a refinancing, termination or repayment in full of such Indebtedness (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 414), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Excluded Domestic Guaranty Subsidiary of the Company, (v) [reserved], (vi) upon Defeasance or Covenant Defeasance of the Company’s obligations under, or satisfaction and discharge of this Indenture pursuant to Section 1101, or (vii) subject to Section 1302(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Subsidiary Guaranteed Obligations then due and owing.  In addition, the Company will have the right, upon 10 days’ notice to the Trustee (or such shorter period as agreed to by the Trustee in its sole discretion), to cause any Subsidiary Guarantor that has not guaranteed payment by the Company or another Subsidiary Guarantor of any Indebtedness of the Company or such other Subsidiary Guarantor under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 1303, other than an automatic release of a Subsidiary Guarantee which requires no execution of any documents, the Trustee shall, upon receipt of an Officer’s Certificate and Opinion of Counsel, at the Company’s expense, execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

Section 1304.        [Reserved].

Section 1305.        Waiver of Subrogation.  Each Subsidiary Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full.  If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 1306.        Notation Not Required.  Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any release, termination or discharge thereof.

Section 1307.        Successors and Assigns of Subsidiary Guarantors.  All covenants and agreements in this Indenture by each Subsidiary Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 1308.        Execution and Delivery of Subsidiary Guarantees.  The Company shall cause each Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee evidencing its Subsidiary Guarantee on substantially the terms set forth in this Article XIII.  Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such Guarantor Supplemental Indenture has been duly authorized or permitted or complies with this Indenture, that all conditions precedent to such Guarantor Supplemental Indenture required by this Indenture have been complied with and that such Guarantor Supplemental Indenture is a valid and binding agreement of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

Section 1309.        Notices.  Notice to any Subsidiary Guarantor shall be sufficient if addressed to such Subsidiary Guarantor care of the Company at the address, place and manner provided in Section 109.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

WEX INC.

By:	/s/ Jagtar Narula
Name: Jagtar Narula
Title: Chief Financial Officer

[Signature Page to Indenture]

FLEETONE HOLDINGS, LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

TRANSPLATINUM SERVICE, LLC

By:	/s/ Sara Trickett
Name: Sara Trickett
Title: Secretary

[Signature Page to Indenture]

FLEETONE, L.L.C.

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

WRIGHT EXPRESS HOLDINGS 2, LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Manager

[Signature Page to Indenture]

WRIGHT EXPRESS HOLDINGS 3, LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Manager

[Signature Page to Indenture]

ELECTRONIC FUNDS SOURCE LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer and Chief Financial Officer

[Signature Page to Indenture]

EFS PAYMENTS LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

PO HOLDING LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

WEX FLEET US LLC
By: WEX Inc., as Member

By:	/s/ Jagtar Narula
Name: Jagtar Narula
Title: Chief Financial Officer

[Signature Page to Indenture]

WEX HEALTH, INC.

By:	/s/ Sara Trickett
Name: Sara Trickett
Title: Secretary

[Signature Page to Indenture]

WEX DELAWARE NEWCO 2020 LLC

By:	/s/ Erica Martin
Name: Erica Martin
Title: Secretary

[Signature Page to Indenture]

WEX CAPITAL LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

OTR TOPCO LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

OTR HOLDINGS LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer and Chief Financial Officer

[Signature Page to Indenture]

TRUCKERS B2B, LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer

[Signature Page to Indenture]

OTR BLOCKER LLC

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer and Chief Financial Officer

[Signature Page to Indenture]

WEX PAYMENTS INC.

By:	/s/ Wade Collins
Name: Wade Collins
Title: Chief Financial Officer

[Signature Page to Indenture]

WRIGHT EXPRESS FUELING SOLUTIONS, INC.

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer and President

[Signature Page to Indenture]

NEW OTR, L.P.
By: OTR Blocker LLC, its general partner

By:	/s/ Jennifer Kimball
Name: Jennifer Kimball
Title: Treasurer and Chief Financial Officer

[Signature Page to Indenture]

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Eva Waite
Name: Eva Waite
Title: Senior Trust Officer

[Signature Page to Indenture]

EXHIBIT A

Form of Note1
(FACE OF NOTE)

WEX Inc.

6.500% Senior Notes due 2023

CUSIP No.:
[Rule 144A: 96208T AD6]
[Regulation S: U96219 AB3]

No. __________ $ ________

WEX Inc., a corporation duly organized and existing under the laws of the state of Delaware, (and its successors and assigns, the “Company”) hereby promises to pay to _____________, or its registered assigns, the principal sum of $__________ ([               ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)]2 (the “Principal Amount”) on March 15, 2033.  The Company hereby promises to pay interest semi-annually in arrears on March 15 and September 15 in each year, commencing [                 ], 20[    ]3, at the rate of 6.500% per annum (subject to adjustment as provided below), until the Principal Amount is paid or made available for payment.  [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.][4] [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from __________, ____5.]6  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by wire transfer or immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, electronic or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[1]	Insert any applicable legends as provided in Article II of the Indenture.
[2]	Include only if the Note is issued in global form.
[3]	September 15, 2025 for the Initial Notes.
[4]	Include only for Initial Notes.
[5]	Insert applicable date.
[6]	Include only for Additional Notes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WEX INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

CITIBANK, N.A.,
as Trustee

By:
Name:
Title:

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 6.500% Senior Notes due 2033 of the Company (herein called the “Notes”), issued under an Indenture, dated as of March 6, 2025 (the “Indenture,” which term shall have the meaning assigned to it in such instrument), among WEX Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as issuer, the Subsidiary Guarantors from time to time party thereto, and Citibank, N.A., in its capacity as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms.  To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.  Additional Notes may be issued from time to time under the Indenture and will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain Subsidiary Guarantees made for the benefit of the Holders.  Reference is made to Article XIII of the Indenture for terms relating to such Subsidiary Guarantees, including the release, termination and discharge thereof.  Neither the Company nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Subsidiary Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture.

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control Triggering Event, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of such repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date); provided, however, that the Company shall not be obligated to repurchase Notes in the event it has exercised its right to redeem all the Notes as provided in the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company and its Subsidiaries with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30.0% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

As provided in the Indenture and subject to certain limitations and other provisions therein set forth, (a) the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees, (b) the Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and (c) the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor in respect of this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation.  Each Noteholder, by accepting the Notes, waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THIS NOTE AND (BY ITS ACCEPTANCE OF THIS NOTE) THE HOLDER HEREOF AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, OR THE SUBSIDIARY GUARANTEES.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

☐ (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.
or
☐ (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 415 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Company pursuant to Section 415 of the Indenture, state the amount (in principal amount) below:

$____________

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

Form of Certificate of Beneficial Ownership

On or after [__________], 20[  ]

CITIBANK, N.A.
480 Washington Blvd – 14th Floor
Jersey City, NJ 07310
Attention:  Agency and Trust Operations

Re:         WEX INC. (the “Company”)

6.500% Senior Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

This letter relates to $________ principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”).  Pursuant to Section 313(3) of the Indenture dated as of March 6, 2025 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non‑U.S. person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. person who purchased securities in a transaction that did not require registration under the Act.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

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EXHIBIT D

Form of Regulation S Certificate

CITIBANK, N.A.
480 Washington Blvd – 14th Floor
Jersey City, NJ 07310
Attention:  Agency and Trust Operations

Re:          WEX INC. (the “Company”)

6.500% Senior Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1.  The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2.  Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.  No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4.  The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.  If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6.  If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7.  We have advised the transferee of the transfer restrictions applicable to the Notes.

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You, the Company, and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate:  _________________, 20__

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EXHIBIT E

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of [_________] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “New Subsidiary Guarantor(s)”), WEX Inc. (the “Company”), and each other then-existing Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Citibank, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of March 6, 2025, relating to the Company’s 6.500% Senior Notes due 2033 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause (i) each Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture and (ii) each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414 of the Indenture, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Subsidiary Guaranteed Obligations pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Subsidiary Guarantor desires to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.             Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee.  The New Subsidiary Guarantor hereby agrees, jointly and severally with [all] [any] other Existing Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3.             Termination, Release and Discharge.  The New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the New Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4.             Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5.             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity, execution or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture, which shall be taken as a statement of the Company.

7.             Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.             Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

9.             The Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)],
as Subsidiary Guarantor

By:
Name:
Title:

WEX INC.

By:
Name:
Title:

CITIBANK, N.A.,
as Trustee

By:
Authorized Officer:

EXHIBIT F

Form of Certificate from Acquiring Institutional Accredited Investors

CITIBANK, N.A.
480 Washington Blvd – 14th Floor
Jersey City, NJ 07310
Attention:  Agency and Trust Operations

Re:          WEX INC. (the “Company”)

6.500% Senior Notes due 2033 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that:

1.            We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of March 6, 2025, relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.            We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3.            We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5.            We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

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You, the Company and counsel to the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF TRANSFREE]

By:
Name:
Title:

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